EXHIBIT 99.2

American Eagle Outfitters, Inc.
Second Quarter 2008
Conference Call Transcript dated August 26, 2008

Operator

Greetings and welcome to the American Eagle Outfitters, Incorporated second quarter conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may begin.

Judy Meehan - American Eagle Outfitters Inc - VP IR

Thanks, Doug. Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President and Chief Financial Officer. If you need a copy of our second quarter press release, it is available on our website, ae.com. Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors, included in our quarterly and annual reports filed with the SEC. And now, I will turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Judy. As we anticipated, the second quarter financial results were not up to our standards. Clearly, we are in a difficult consumer and retail environment. Store traffic and consumer demand have been down compared to prior years. And additionally, our American Eagle women's business has been very challenging. With that said, we are responding on a number of fronts to invigorate our business. Importantly, we are strengthening our competitive position by emphasizing price and value. Currently, our customers are seeking value more than ever before. We are responding with quality product at affordable pricing. Additionally, we are driving improvements in our merchandise assortments to be more on trend. We are managing the business conservatively, with tight inventories, and we continue to pursue expense opportunities.

Before I elaborate further, I will quickly highlight our quarterly results. In the second quarter, comp store sales declined 9%, resulting in earnings of $0.29 per share, which was 22% below last year. Within the AE brand, our women's business was the most difficult, posting a mid-teen comp decline. Our men's business continued to post consistent performance with low single-digit comp increases. As we saw the macro environment deteriorate early this year, we further reduced our inventory investments and increased measures of control to reduce our expenses. These initiatives have helped us manage through a difficult quarter. For example, a more conservative inventory plan enabled second quarter markdowns to be lower than last year. In addition, strong expense management resulted in a 1% increase in SG&A dollars over last year. This was achieved even with the addition of 50 incremental new store openings in the first half of this year, and investments in our future growth.

Now I will move on to our brands. The AE brand is strong, well positioned, and top of mind with our 15 to 25-year-old customers. We are highly focused on maintaining that position and driving market share. To that end, we are currently expanding our value offerings and stepping up promotional events. Examples of everyday low pricing on key destination categories include the following: New women's fashion tops priced under $20. Our full zip soft hoodie at $29.50, and men's and women's graphics priced at $15.50 and $19.50. These are examples of planned high margin businesses that provide everyday value to our customer. This has always been a very important part of our business, which achieves fast turns. We will continue to highlight key destination items, combined with marketing support, during select selling periods.

On the promotional front, we offered our customers buy one get one 50% off on jeans and tees during key back to school selling periods. The event successfully drove traffic and importantly increased transactions. You will continue to see a variety of planned value-oriented marketing events, which are designed to create excitement and drive market share with a more competitive pricing. Additionally, this is a more profitable selling strategy than end of season clearance events. In the current environment, we're absolutely certain this is the right strategy, and importantly, it is consistent with the AE brand heritage of great fashion, great quality, at great value. On the women's side of the business, we are focused on strengthening the assortments to be more on trend. As we move forward, we would expect steady improvements to occur over the next few quarters. With our fall line, we are seeing a positive reaction to femininity, and more versatility in styling, which we are balancing with our AE classics. On the AE men's side, we are focused on sustaining consistency across categories, while also introducing new businesses.

Our Aerie brand is performing well. New stand-alone stores are ramping up ahead of our plan. We are building brand recognition and customer loyalty. In July, we launched A-list, Aerie's loyalty program to a very positive customer response. A-list redemptions are driving incremental traffic to the stores and creating excitement for the brand. We are pleased with performance across all categories. This fall, some highlights include our new Sasha bra, expanded choices in undies, and newness in our dorm collection.

We continue to see an improvement in MARTIN + OSA results in the second quarter. Costs increased 21% in 9 stores open more than one year. The progress in women's has been most notable. We landed the new fall line at the end of July, and expect to see ongoing improvements. Our targets for the brand to reach an annual run rate of $375 per square foot, and a four wall break even in the fourth quarter of this year, are the parameters for keeping the business ongoing. Clearly, we would expect to see a ramp-up going forward, bringing the brand to break-even for the year by 2010. By the end of this year, we expect to operate 28 MARTIN + OSA stores, however, we are not committing to new deals until we see the results of the second half of this year.

Our direct business continues to demonstrate strength, with sales rising 21%. Results were driven by ongoing increases in traffic and conversion. Initiatives like Paypal, which launched in July, showed immediate results. We expect this to be a strong traffic driver, as we partner on key e-mail campaigns for the second half of the year. International sales grew 56% in the quarter, and this was driven by increases from Canada and Japan, plus the addition of 20 new countries, and we now ship to 62 countries in total. Although our top line sales have been disappointing so far this year, I'm extremely pleased with our operations and how well our organization is performing. Over the past several years, we've invested in our distribution centers in Kansas, Pittsburgh, and Canada, and we are now realizing the benefits of stronger systems, more efficient operations, and bringing AEO direct fulfillment in house. An example, our direct to consumer processing costs per unit declined by over 25% in the quarter, and additionally, for back-to-school, we increased prepacks to 70% of the initial floor set, which created productivity gains at our distribution centers as well as in our stores.

And the new point of sale system is currently rolling out to all of our stores and we expect the U.S. to be completed by year's end. To conclude, this was not the quarter we expected it to be when the year began, yet as will you hear in Joan's report, we are managing through it, taking the right steps to contain costs, while laying the foundation for future growth and profitability. Now, here's Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thanks, Jim.

Our second quarter results were driven by decline in top line sales, partially offset by efficient inventory management and cost control. Our second quarter comparable store sales were negative 9%, compared to a 2% increase for the same period last year. Total sales were down 2%. A challenging retail climate contributed to lower traffic and transactions per store. The average dollar sale was essentially flat to last year. An increase in units per transaction was offset by a decline in our average unit retail price.

Turning to gross margin, our rate of 42% was a decline of 300 basis points compared to last year. Here's how this breaks down: 80 basis points from merchandise margin, and 220 basis points from buying, occupancy, and warehousing costs. Within the merchandise margin, markdowns were lower, and we experienced a slight improvement in IMU. Offsetting this was higher promotional costs associated with our denim try-on event. Additionally, other design costs de-leveraged as a result of lower comp store sales. Rent was the primary factor within buying, occupancy, and warehousing costs. This reflects both new store openings and negative comparable store sales.

SG&A as a rate to sales was 24.4%. This compared to 23.7% in the second quarter last year. The higher rate is primarily due to the negative comp in the second quarter. Nearly all operating expenses were flat to last year as a rate of sale with the exception of advertising, which was higher due to planned marketing events. As we enter the second half of the year, cost savings initiatives remain a key focus. We expect SG&A dollar growth in the second half to be similar to the first half. Our effective tax rate for the second quarter was 35.9% compared to 38.1% last year. The reduction in rate was primarily due to favorable state tax settlements. Now putting this all together, earnings per share decreased 22% to $0.29.

Now let's take a look at the balance sheet. We ended the quarter with a total cash and investment balance of $689 million. This includes $333 million in auction-rate securities. We are encouraged by the recent developments in the overall auction rate market. However, we do not have a definitive exit strategy or time line. Inventory, excluding the direct business, decreased 8% on a cost per square foot basis at the end of the second quarter. This was slightly higher than anticipated, due entirely to earlier receipts. Average weekly inventory per square foot during the second quarter was consistent with our expectations. Looking forward, we have planned third quarter average weekly inventory at cost per foot down in the low double digits.

Capital expenditures in the second quarter totaled $83.9 million. This was related to store growth and renovation, headquarters, and distribution centers. Our 2008 CapEx guidance continues to be in the range of 250 to $275 million. Looking ahead to 2009, we expect capital expenditures to be in the range of 150 to $175 million with two-thirds relating to store growth and renovation. This includes 37 new and 35 remodeled AE stores and 50 to 60 Aerie stores. At this time, our 2009 CapEx projection does not include new MARTIN + OSA stores. As Jim indicated, we are not committing to new real estate for this brand until we see the results of the second half. The remaining one-third relates to the completion of distribution center and headquarters project as well as information technology. Our first year ROI on new AE stores remains strong at approximately 95%. As we approach our target of 1100 AE stores in North America, we continue to be very selective with respect to new store locations.

Now, regarding the second half, August month to date comp store sales are negative 6%. The month got off to a slow start. However, business improved with our denim and tee event in week two. Due to increased promotions, our average unit retail price is down in the high single digits compared to last year. While it is early in the quarter, our third quarter EPS expectation is $0.31 to $0.36 per share. This guidance reflects a view that the business environment remains challenging through the back half of the year. Now I would like to turn the call back over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Joan. As I mentioned earlier, I am pleased with the way our team is managing through this environment. We've made substantial cost savings, strengthening our competitive position, we have streamlined our process, enabling us to react more quickly to a change in trend, and we continue on a well planned but conservative expansion program to build for the future. Now we're available to take questions.

Operator

Thank you. We will now be conducting a question-and-answer session. (OPERATOR INSTRUCTIONS). Our first question comes from the line of Jeff Klinefelter with Piper Jaffray. Please go ahead with your question.

Jeff Klinefelter - Piper Jaffray - Analyst

Yes, thank you. My question is really on two things. One would be your outlook on SG&A for the second half of the year in total. I know you're giving us real specific guidance on Q3 but what is the philosophy in terms of dollar growth for SG&A as we look to the second half and ongoing from that point until we see any sort of change in top line trends? And then the other one would be on -- actually two other quick questions. On merch margins for Q3, given your planned promotions which should be more favorable than clearance or end of season. Are you expecting merch margins year over year in Q3 to be flat? Then one quick follow-up.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay, Jeff. With respect to SG&A, we would expect the back half of 2008 to be similar to the first half of the year. So the first half was up roughly 4%. So we would expect to see a consistent performance. With respect to merch margin, what we experienced in Q2, Jeff, is that IMU, there was a slight benefit. This is not the case in Q3. We would expect to see some slight erosion, in the neighborhood of 20 to 40 basis points. And also, with the higher markdowns, yes, the first markdown is the best markdown in terms of taking them earlier in the season, but we do expect that the third quarter markdowns to be higher than last year.

Jeff Klinefelter - Piper Jaffray - Analyst

Okay, great. One last one for Jim on real estate. You have talked about your remodels and how productive they are in the first year in going to the larger store format. As you look across your portfolio are you looking, at this point, critically at any locations, any percent of locations that would be potential candidates for closings as the leases come up for renewal, or how are you kind of doing a pro forma return for those stores in this current environment?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, the answer to that, the quick answer, Jeff, is yes. We do that as an ongoing process, but we close approximately five to six stores a year, and I would say that would be fairly consistent with projections for 2009. We have very few stores, and I mean very few, that are not four-wall profitable. So it's a good problem to have. But there are a few candidates, because of not just the changing environment, or the challenging environment, but also with -- there's been changes in the market place in general where new shopping centers have gone up and some of the existing shopping centers have not kept pace, so we look at that very closely.

Jeff Klinefelter - Piper Jaffray - Analyst

Are you getting any relief from landlords in this environment? Starting those conversations for relief as you renew on your lease rate?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Very definitely.

Jeff Klinefelter - Piper Jaffray - Analyst

Thank you.

Operator

Our next question comes from the line of Paul Lejuez with Credit Suisse. Please go ahead with your questions.

Paul Lejuez - Credit Suisse - Analyst

Thanks. Jim, just wondering, is this emphasis on value a short-term strategy, or should we view this as a permanent change in shift in how you think about your pricing? And I'm also just wondering what you would need to see to pull back on American Eagle store openings in the future. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, two good questions, Paul. First of all, on the value, I think, for those of you that follow the company for a period of time, would reflect back, the company has always had value as part of its DNA, or its heritage, whatever term you want to use. Over the past few years, we've had had a bit of a run where we haven't really had to do the promoting of product as much, but we've always had value in our assortments every season. So it's nothing new to us. We target 80% of this 15 to 25-year-old consumer, and so value has always been a cornerstone of the brand. We've been a bit more aggressive in looking at the entire value equation as exemplified by some of our promotions. I expect to see that continue, especially as we wade through this challenging environment. If and when things change, would we change? We will probably, as always, one thing consistent about retail is change. We would make the necessary adjustments. But I don't think -- in fact, I know we won't ever take the value equation out of our product line. We may not be out there promoting it as much, but we have to do what we have to do right now, and over the short term I think this is the course of action that is already demonstrated to be very productive.

So I intend to continue there. As far as new stores, I think one of the things that we have to put out there, and we being American Eagle, our new stores are profitable in their very first year. We are very pleased with our performance on new stores. Now, having said that, we're actually running out of new store locations, so I expect over the next handful of years, two to three years, to see our new store opening cadence probably get somewhere around 15 to 20 stores, and we're going to cap out at approximately 1100 stores. That's for the American Eagle brand.

Paul Lejuez - Credit Suisse - Analyst

Got you. Just one follow-up. What did traffic levels look like outside of the specific traffic driving promo that you mentioned, which was the buy one get one 50 off tee?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The pattern changed from down low single digit to flat to slightly positive single digit. On a daily basis.

Paul Lejuez - Credit Suisse - Analyst

Got you. Thanks. Good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Our next question comes from the line of Lorraine Maikis with Merrill Lynch. Please go ahead with your question.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you. Good morning. Just wanted to follow up on Joan's comments on IMU. You said there was a slight benefit in the second quarter which will reverse. Can you just explain what's happening with the IMU, and then secondly, what you are seeing in terms of product costing for the back half and early '09.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay, Lorraine. With respect to the IMU, where we're seeing that erosion, and the 20 to 40 basis points, is really in first product costs related to commodity. Now, that being said, we've been able to manage our transportation costs very effectively, and actually lower on a cost per unit basis, because of our negotiated rates. So we will continue to explore and work that avenue as we navigate through the first product cost. So what I can talk about now is the third quarter, and the fourth quarter as we work through some of these other components. We'll give you guidance when we get a little bit closer in.

Lorraine Maikis - Merrill Lynch - Analyst

So the IMU pressure is from commodity costs, and then I guess second question is the lower price value product. Are you planning them to be similar merchandise margin as your regular product line?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The value equation that Jim has been referring to, as we plan our forward lines, we are factoring that into our financial model and our profit model. So that would not be a reason, per se, for an IMU erosion. What we're working through is the first product cost, our mix, and our transportation costs to drive the best IMU performance we can.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you.

Operator

Our next question comes from the line of Michelle Tan with Goldman Sachs. Please go ahead with your questions.

Michelle Tan - Goldman Sachs - Analyst

Great, thanks. I guess I have a few questions. One would be, if you look at the weakness in the business, how much of it do you attribute to the overall weakness in the climate versus some of the changing fashion tastes that the teen girls that you've called out at your analyst day? Any sign that the addition of fashion is helping business at all on the girls side so far for back-to-school?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Let me address that Michelle. First of all, the external environment aside, which I prefer not to use as an excuse or a crutch, I believe that if we were operating at a level that I would feel would be acceptable, we would be weathering the financial storm in a much stronger fashion. In the women's business, which has hurt us dramatically, the changes that we've made in fashion have definitely started to resonate with the customer. Primarily, in graphics and in some of our tee and tank tops, our shorts and dresses. That business has been very good. Where we have not -- we have not held our position of strength is really in denim, and the whole denim assortment is not a catastrophe. We just have a few styles, and they did not resonate very well with the customer and there were a couple of misses, to be honest with you. We have addressed those, and we expect to be in a very strong denim position, trend-wise for holiday this year.

Michelle Tan - Goldman Sachs - Analyst

What were the -- anything specific you can call out as far as what part of the denim relaunch didn't resonate for back-to-school? Is it a particular type of cut or --

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, but from a -- we prefer not to give out any information along those lines.

Michelle Tan - Goldman Sachs - Analyst

Okay. That's fine. And then I guess, just to follow up on kind of this shift towards this more value oriented message and promotional message, if we think about this continuing over the next few years, how should we think about the margin rate on the brand in the time when you have to remain promotional and drive the traffic with these events?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, first of all, the events that we will run will all be planned events, so we will know basically what type of product we're running, what our base margins should look like, we're also then, we'll be out in the marketplace in advance, negotiating costs that are favorable to our company, so that we can maintain acceptable margins in both merchandise margin as well as operating margins. There are a few things we're doing that I can't say right now that are going to be leverage points to help us achieve our continued merchandise margins that we would deem to be acceptable. There are some initiatives here that are in place that I've put in place months ago that will be taking effect in the future. Probably in '09 will be the earliest.

Michelle Tan - Goldman Sachs - Analyst

Great. So there are sourcing opportunities -- the implication that there are sourcing opportunities offset some of the cost pressures that we're hearing about?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

The quick answer to that is yes. We've revamped a number of our different manufacturing resources along those lines in order to achieve better costing and quicker turnaround time on hot selling product as well as our AE classics day in and day out product.

Michelle Tan - Goldman Sachs - Analyst

Great. So we'll look forward to more details on that. Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We will. Thank you.

Operator

Our next question comes from the line of Jeff Black with Lehman Brothers. Please go ahead with your question.

Jeff Black - Lehman Brothers - Analyst

Thanks. I guess two quick questions. On the pricing side of the impact, what is the impact on comp, and what kind of comp for guidance for the second half or the third quarter really contemplating? Do we still see a negative comp I guess is the question, and to what degree, given your pricing? And the other question is on the buyback. When might we see a move to repurchase some shares here? Is that in the second half, or is that wait until '09?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

I'll address those. This is Joan. The back half of the year, certainly our guidance is towards a negative comp. But I would ask you to kind of look at the 31 to 36 cent guidance range on EPS and the range is somewhat wider than we've been in the past, and that reflect the volatility that we're seeing in the market, and that it's really early in the quarter for us. So our report card on back-to-school really doesn't -- isn't completed until we get through mid-September. So our guidance range reflects the volatility of the market in short, and we do expect to see in that range a negative comp. And the degree of that will be dictated by the traffic, which, to Jim's point has been relatively choppy. Then as we talk about the buyback, really the temperature on that is as we gain more flexibility, as auction rates loosen up, we will continue to evaluate share repurchase. We still have our authorization out there. So it's really dependent on the auction rate market.

Jeff Black - Lehman Brothers - Analyst

And do you anticipate some kind of resolution given what's happening in the auction rate market with some of these settlements?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Well, we received the same information, frankly that everyone else has through press releases, and we're encouraged by what we're hearing relative to student loans, given that a substantial piece of our auction rates happen to be in student loans, but at this point we do not after definitive exit strategy, and we obviously are in contact with our brokers and will continue to do so until it comes to resolution. Great. Thanks. Good luck.

Operator

Our next question comes from the line of Linda Tsai with MKM Partners. Please go ahead with your question.

Linda Tsai - MKM Partners - Analyst

Could you provide us with an update on Aerie's performance in the quarter and was it consistent with the AE brand as it relates to AUR and UPTs, and also on a month-to-date basis between the two brands, are sales trends relatively consistent?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Sure, Linda. Aerie has really been turning on over the last quarter. We're very pleased with the performance. What we're seeing happen, particularly with the setting of the back-to-school floor set in July is that all categories are performing very well. Undies have taken off, we have a strong bra performance. Jim mentioned the A-list in his prepared remarks, really drove excitement and traffic to the brand, and our dorm assortment has been very encouraging as well. So what we have seen with the change to the back-to-school floor set is a lift in the annualized rate for the Aerie brand, and one that truly exceeded our expectation for that period. So we're pleased. The AUR is somewhat lower than the AE brand. However what we need to remember there is that that assortment evolves, and as we begin to understand the seasonality of that for the American Eagle, Inc., business, we'll be watching that AUR very closely. So good news on Aerie, very good performance and we look forward to talking to you more as we get through the third quarter.

Linda Tsai - MKM Partners - Analyst

So sales per square foot between the two brands where, are they trending?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

What's interesting for Aerie, and at this point we prefer not to talk about sales per square foot on a go-forward basis, and here's why. The Aerie stores have opened on a wider range of square footage. So we have stores ranging from 2800 square foot to 4500 square feet. It really is not an insightful metric. The way we look at the business, which we think is the right way, is to look at how the business is annualizing and how each of the new stores are trending. What we are seeing there is very good news.

Linda Tsai - MKM Partners - Analyst

Okay. And then just a question about your lease renewals. What percentage of your store base in the upcoming years is up for renewal?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

It varies. It normally runs in the range of somewhere between 35 and 45 stores a year.

Linda Tsai - MKM Partners - Analyst

Thanks. Then one last question. What's your tax rate going forward?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The effective tax rate guidance that we're -- for the third quarter is 38%. The second quarter was a lower rate given some discrete items related to state tax settlements. And at this time we would not project anything going forward.

Linda Tsai - MKM Partners - Analyst

Thank you. Good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you. Our next question comes from the line of Kimberly Greenberger with Citigroup. Please go ahead with your question.

Kimberly Greenberger - Citigroup - Analyst

Thank you. Good morning.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Good morning.

Kimberly Greenberger - Citigroup - Analyst

I was hoping you could talk about the different strategies that you've got to control growth in rent expense dollars. And is there any way that we could understand what the impact was to rent expense de-leverage from the negative comp versus the store growth in the Aerie division?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Sure, Kimberly. As we are de-levering BOW, or buying, occupancy, and warehouse costs, about 80% of that was related to de-leveraging rent. When you think about that, about half of that relates to new stores and the other half relates to the negative comp store sales performance. And then as we think about our rent expense on a go forward basis certainly we are looking at deals, and Jim can speak to in this much more detail, but where we look at deals that certainly meet our profit model and our criteria for returns on our investment and we are in our CapEx portfolio or CapEx spend for the following year, new stores are a critical piece of that, and continue to deliver as our remodel a very strong ROI for us. So from a rent percentage increase we're looking to return on new location.

Kimberly Greenberger - Citigroup - Analyst

That's very helpful. Thank you.

Operator

Our next question comes from the line of Richard Jaffe with Stifel Nicolaus. Please go ahead with your question.

Richard Jaffe - Stifel Nicolaus - Analyst

Good morning. We say Stifel. It looks like defense is the name of the game. Just wondering how you're looking at the second half in terms of increased value or great promotional cadence where it makes sense to promote earlier and more aggressively, given the environment. You mentioned IMU coming under pressure. Trying to hear your thinking on how you are going to balance these two issues going into the third and, of course, the fourth quarter.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Richard, its Joan. I would address that in this way. As we entered the back-to-school floor set, it got off to a slower than expected start. So we were very proactive in terms of an event, if we put our denim and tees in place, which was very successful in improving business performance and driving traffic to the store. The first week comp was low double with the balance of the month coming in much stronger than that. So as we look at the business performance, we will remain proactive in that regard. Remember that our inventory position for the third quarter is down low double on average, cost per foot, and we will continue with that strategy with inventory as well as our expenses into the fourth quarter. So we will be managing the business very similar throughout the back half of the year really responding to the traffic trends that we're seeing.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much.

Operator

Our next question comes there the line of Julie Brian with Jennifer Black & Associates. Please go ahead with your question.

Julie Bryan - Jennifer Black & Associates - Analyst

Good morning you all. Couple questions. First, back to the SG&A for a second, because the first quarter the growth was much greater than the second quarter, and now you're talking about more what the average was. Is there a reason that it's not any closer to what you were able to do in the second quarter?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

For the back half of the year?

Julie Bryan - Jennifer Black & Associates - Analyst

Yes.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

So my comment was that the back half of the year is similar to the front half, and the way to think about that Julie, look at the third quarter and think about the fourth quarter. We're bringing into the third quarter a portfolio of higher number of new stores than last year, and so that's a BOW hurdle that we need to think about, but also there are operating costs within that. Then the SG&A, the non merchandise procurement as well as advertising costs, some of the advertising costs are planned a little bit heavier in the third quarter than the fourth quarter, and I would expect then the fourth quarter to be the quarter that pulls the SG&A increase in line to the first half. So a little bit higher in the third quarter, less so in the fourth quarter, which would make it similar to the front half of the year.

Julie Bryan - Jennifer Black & Associates - Analyst

Okay, that's really helpful. Secondly, can you talk about website sales and maybe international promotions, how you may be doing that differently and any differences in the website sales, anything you're seeing different than what you're seeing in the stores or changes or improvements?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The ae.com business has had a nice increase, and it's been an increase in conversion as well as an increase in unique site visits. So that's been very positive. But the selling across the web has been consistent in terms of category selling and so forth, as we've seen in our stores.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We've added tremendous response to expanded sizes on the web.

Julie Bryan - Jennifer Black & Associates - Analyst

Thank you. Internationally? You had mentioned your expansions internationally. Is there anything you're doing differently in terms of promotions internationally?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, our only international business we have is either on ae direct or in Canada.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

We are seeing a nice lift in the international sales.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

through direct.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Through direct. And it is consistent -- we're consistent in promotions or in offering in that regard. So no real unique difference there. It's just continuing to see the global appetite for our brand grow.

Julie Bryan - Jennifer Black & Associates - Analyst

Thanks so much.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next question comes from the line of Janet Kloppenberg with JJK Research. Please go ahead with your question.

Janet Kloppenberg - JJK Research - Analyst

Hi, Jim. Can you hear me?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Janet, I can always hear you.

Janet Kloppenberg - JJK Research - Analyst

Okay. So I have a couple of questions. First, Jim, if you could talk a little bit about the vacancy created by Susan McGalla's departure and what progress you've made there, way appreciate that. Also, if you could talk about, given that vacancy, I know there's a lot of good people there, Henry and LeAnn, et cetera, but what is your confidence in the timing of a turn in women's business given that we're not standing still and you're planning and buying product right now for the go forward, so we're looking I think at spring '09 being placed right now, maybe even summer being placed, and I'm wondering what confidence you have in the correct repositioning of the women's business being taken place. And lastly, Joan, if you could just talk about your inventory expectations. I had thought you would be down a little bit more at the end of the second quarter but I think you said maybe you were looking for comp inventories to be down 13%, and low double digits in the back half. If you could break that out, men's, women's that would help. Thanks.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

I'll take that quickly. The second quarter ending inventory per foot cost was down 8% and we had given guidance that was down low double. The reason for that is timing of receipts. The quarter was managed on average cost per square foot, through the quarter to low double digits. So consistent with expectation, was just that ending point that was down high single, or 8%. The go forward view that I articulated is third quarter our average weekly inventory cost per foot is expected to be down low double digits. We're moving away from talking about quarter end inventories given that single point in time timing of receipts for -- and recording in transit and believe that a truer view for all of you into how we're managing the business is this average weekly view. So I hope that helps.

Janet Kloppenberg - JJK Research - Analyst

What about inventory? Will it be down more than the total, Joan?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The women's inventory actually is consistent.

Janet Kloppenberg - JJK Research - Analyst

It is. Okay.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yes.

Janet Kloppenberg - JJK Research - Analyst

The men's inventory would be down low double digits? Why would that be?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The men's inventory is not down quite as much but it is down, and the reason why we're able to do that is because of our turn strategy and our flow strategy. So we've been leveraging that to our benefit to really manage that's inventories.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We're able to get back in the men's business a lot quicker than in some of the women's businesses because of detailing of garment. As far as the women's business what does the crystal ball say as far as when will the women's business be back to where we all want it to be naturally, but where I think it will be. I would say that I'm very encouraged by spring '09. From what I've seen from the collection across all categories, that I believe we are on trend, on the female side. I also feel that our core items are right on, that the adaptations that have been taken have been quite good, so I would expect that our consumer would react much more positively in '09 spring, but that does not mean that I'm writing off holiday '08. I think our holiday '08 collection is definitely better in some of our key categories. Sweaters, fleece, for instance, we're expecting strong sales and very profitable outcome. But I would say that in total for the women's business, spring '09, and the orders have been placed. We have not placed summer to date. We are working on summer as we speak.

As it relates to -- as it relates to replacing Susan, I've been very public. We are not going to replace a President. We are going to replace a Chief Merchandising Officer. I think we've got to be a little bit administrative, and I want to get the company back on the product side of the business, and therefore, the candidates that we're looking at and are interested in are all steeped in merchandising and especially in the area of women's. Where we are in the -- as far as our status we're in a very good place. I'm very pleased at the caliber of individuals we're speaking with and I'm very pleased that the number of people who are interested in American Eagle, and I think it speaks for the company and the people who work here. Without giving too many platitudes, but I would think that we would have someone identified, and hopefully announced by year's end.

Janet Kloppenberg - JJK Research - Analyst

Okay. Hey, Jim, thanks, and Joan, thanks for answering all my questions. Lots of luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Okay, Janet.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Operator

Our next question comes from the line of Marnie Shapiro with Retail Tracker. Please go ahead with your question.

Marnie Shapiro - Retail Tracker - Analyst

Hey, guys.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Hi, Marnie.

Marnie Shapiro - Retail Tracker - Analyst

Couple quick questions. It seems in walking through the store that back-to-school is a little bit more black and white on hits and misses. You have some things that have really sold out, then you have items that have moved very quickly to mark down. So if you can talk a little bit about that, and, in fact is that true and how do you feel about the assortment going into holiday. Then if you could also talk, you've said you've had some definite hits and misses in denim. I'm wondering how that translates into corduroy for us for fall and holiday, so if this didn't work, do you have that in corduroy, or are you able to make changes about styling or was it too late?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

First of all, we're not going to divulge any specifics on our product line. Have we had some hits positives? Absolutely. Have we had some product that didn't perform -- it's rather obvious, just take a look at the markdown rack. Some of the product that was looked at very positively and was received very positively, we've had very rapid sell-throughs, which really gives us encouragement as we look at the holiday line and also fall, too, but primarily the holiday line, and into spring that we know is connecting with this consumer, and especially on the women's side. Our men's business has been good. So I don't want to not give the men's their props, because they deserve it, as well as Aerie. In our business, the women's needs to be, maintain a very strong position in order for us to drive top line and bottom line margins. So having said that, some of the categories I mentioned earlier that they have been very good. Our denim business has been the one category that has hurt us, and we are a strong provider of denim to this 15 to 25-year-old consumer, by some independent surveys, people think we're number one, but I know that we're very strong out there in the marketplace. We cannot afford to take a hit in denim.

And we had a number of styles that just did not perform. And that hurt us very, very much on top line. I mentioned earlier, we've identified those. We've taken appropriate action, both from a mark down point of view and also from a repositioning of holiday for '08. We'll be back into at least four new styles for women and a couple new styles for men that we think are going going to be very brand appropriate. They've been tested, and we think very positively, but the proof will be when the consumer votes and not until. But we feel good about that, and as I said, I'm very encouraged by spring '09. So that's about as much information as I'm willing to give out. I'm not willing to talk about what is going to be replaced and what silhouettes and so forth. You will to have see that when it arrives in the store.

Marnie Shapiro - Retail Tracker - Analyst

Okay. Could I ask one follow-up question on Aerie?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Sure.

Marnie Shapiro - Retail Tracker - Analyst

More of a technical question. Are the Aerie stores, I know they're smaller than the AE stores, but maybe a little bit more SKU intensive due to the bra business. Are they more expensive or less expensive to run due to replenishment systems and SKUs, et cetera?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

That's a good question actually. They're different. Different being that it is very SKU intense. We put in the system in our Kansas warehouse just to support Aerie. Without that system, I would say it would be more expensive to run the Aerie business. But it's a highly automated pick and pack system that has been an enabler for us to keep our cost per unit down as far as from a processing point of view as well as stock and replenish our stores. So had we not looked forward in the area of technology, we probably would be looking at a business that is a bit more expensive to run. But right now, it's very similar to running a -- an American Eagle sportswear store.

Marnie Shapiro - Retail Tracker - Analyst

Great. Good luck with back-to-school, guys.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Operator

Our next question comes from the line of Christine Chen with Needham & Company. Please go ahead with your question.

Christine Chen - Needham & Co - Analyst

Thank you. Can you hear me?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yes, Christine.

Christine Chen - Needham & Co - Analyst

Okay, great. Curious what's driving the comp increases at Martin and Osa. Is it more conversion? Is it less markdowns?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks for asking. But, anyway, women's, primarily. We've been very pleased with the women's business. Men's business has been good, but not great. But the good news is, we are showing improvement in our fall line and we expect holiday to be even much better. But our women's has been extremely well received and has been a big driver of top-line growth. Our conversion has moved up about seven points from a year ago. So those two are the two entities are the drivers for our top-line growth which we're very encouraged. We have only -- we have just a few, and I say a few, low single-digit number of underperforming stores. Our latest new store entries, especially on our west coast, have been very good. And it's been very encouraging to see the productivity improve in that brand.

Christine Chen - Needham & Co - Analyst

The traffic, is it pretty flat, or is it actually up?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Traffic is actually down. But you have to remember that a year what some of these stores were new, that you get a lot of walk-in traffic that doesn't necessarily convert into commerce. So right now what we're doing, the traffic is down low single digits but our overall conversion is up dramatically. Almost twice. Up about 70 points from where it was a year ago. So we're taking full advantage of whoever walks the store. We're finding that the consumer is being -- is a very loyal consumer, and we're finding that we have many repeat visits by our customer base. So it's encouraging. But the jury is still out. I don't want to paint a picture any brighter than need be.

Christine Chen - Needham & Co - Analyst

Do you now have an outlet for MARTIN + OSA, or are you still clearing inventory through the stores?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We clear inventory through the stores and we do a recall twice a year as we do at American Eagle.

Christine Chen - Needham & Co - Analyst

Thank you and good luck.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you very much.

Operator

Our next question comes from the line of Crystal Kallik with D.A. Davidson. Please go ahead with your question.

Crystal Kallik - DA Davidson - Analyst

Good morning, everyone.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Hi, Crystal.

Crystal Kallik - DA Davidson - Analyst

Joan, I just wanted to clarify, from a couple of questioning a, looking at the second half for marking, I was under the impression that you were shifting some of the Q3 marketing into Q4 and there would be some shift from SG&A but now it sounds like the marketing is going to be up in Q3. Could you clarify that?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Yeah, some of the increase that we're seeing in SG&A that would cause expenses to be a little higher is related to marketing, as well as I mentioned that the new store -- newer store operating cost would cause that to be up in the quarter as well.

Crystal Kallik - DA Davidson - Analyst

So are you still seeing a shift of some of the marketing out of Q3 into Q 4, or is that not necessarily the case?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Not a shift, Crystal, no, I don't think that would be accurate at this time.

Crystal Kallik - DA Davidson - Analyst

Okay. And then would you just walk through -- I know you've been working really aggressively on the cost cutting piece of that. You've talked about seeing more benefit in the second half versus the first half. Could you tell us how that has changed, moving out of the first half into the second half as far as opportunities to lower costs? What are the key areas you're focused on?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

The key areas we're focused on are the things that we have the greatest control over, which is the payroll in our stores, as well as, you know, across our corporation, making sure that we're -- where we're positioning our costs, driving top line sales certainly are an investment in our longer term initiatives. So payroll is one area, and as well as these non merchandise procurement which are things that are somewhat noncustomer facing that we can leverage our volume and our size, and we've been able to negotiate favorable situations or contracts for our company. And we also -- so we are on track to our cost reduction targets, and we feel the teams have done an incredible job in driving this for our whole organization. We all have the right headset on, and we're moving forward, and as I mentioned earlier, going into 2009, we are looking at things in a new way to continue to drive these initiatives. So the way we think about it is no stone is left unturned, and we're looking for these opportunities without jeopardizing long-term investment.

Crystal Kallik - DA Davidson - Analyst

Okay. Great. And then, Jim, just real quickly, on the MARTIN + OSA, it's great to hear that women's is really improving. As for as the timing of the three markets that you are going to really push as far as marketing, when is that occurring?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yeah, the heavy up is going to be in October, Crystal, and it's going to be in Chicago, San Francisco, and L.A., and some of the billboards are already up, and we're getting the balance of the marketing in place, but the entire heavy up program will be in mid October.

Crystal Kallik - DA Davidson - Analyst

Okay. Will that run through December?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes, it will run all the way through holiday.

Crystal Kallik - DA Davidson - Analyst

Great. Thank you and good luck.

Judy Meehan - American Eagle Outfitters Inc - VP IR

Doug, we'll have time for one more question.

Operator

Our last question comes from the line of Brian Tunick with JPMorgan.

Anna Andreeva - JPMorgan - Analyst

Thanks. It's Anna Andreeva for Brian. I was wondering if you could quantify the increase in advertising costs for the second quarter. That would be helpful. Also, just on accessories this category has struggled for some time now. What kind of trends are you guys seeing there? Also just on your men's business, continues to trend positive, and you mentioned you'll be developing some new businesses within men's. Could you perhaps elaborate on that? Thanks so much.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, let me take the accessory -- your observation, your call-out is correct. We have struggled with accessories for some time now, and although we've had periodic improvements, it's not -- the category is not where we want it to be. But we have seen some improvements in jewelry season to date, and we will continue to exploit that category. Our bag business has been less than stellar, although we've had a few styles that have done well, but we are working diligently on that particular line, and our footwear line, we are looking at a entirely different strategy, and that initiative has yet to be finalized, so I would rather not comment at this particular time. I expect the accessory business to dramatically improve from an assortment and from a productivity point of view in spring of '09, but really gain traction by summer of '09. I expect third and fourth quarter for us to be in the accessory business in a big way.

Anna Andreeva - JPMorgan - Analyst

What is your accessories now as a percent of sales?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'd rather not divulge that type of information.

Anna Andreeva - JPMorgan - Analyst

Okay. And then my question on men's and also advertising in the second quarter.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO

Well, the advertising, Andrea, is de-leveraged 40 basis points. It really speaks to some of the costs related to the billboards as well as some promotional costs and photo shoots that we incurred in the second quarter. So 40 basis points is the short answer.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

And your question on men's was?

Anna Andreeva - JPMorgan - Analyst

You talked about some of the new categories that you're developing within men's. Could you maybe talk about that?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'd rather not give out that information. That's proprietary, although you go into our stores will you be able to see it rather readily. We have really taken a couple of key categories and really have exploited them, and early results have been very, very good. So I'd have to just leave it at that.

Anna Andreeva - JPMorgan - Analyst

Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'd like to thank everyone for your participation today. Anyway, this is a company with a solid track record over many years, and one of them is -- and one that has managed through challenging situations before, and that I believe we're ready to do it again. Thank you all.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.